Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-140083 on Form S-8 of our report dated November 13, 2007 (which expressed an unqualified opinion and included an explanatory paragraph relating to the financial statements’ translation of Renminbi amounts into U.S. Dollar amounts), relating to the financial statements and financial statement schedule of New Oriental Education & Technology Group Inc., appearing in this Annual Report on Form 20-F of New Oriental Education & Technology Group Inc. for the year ended May 31, 2007.

/s/ Deloitte Touche Tohmatsu CPA Ltd.

Deloitte Touche Tohmatsu CPA Ltd.

Beijing, China

November 13, 2007